                                                                    EXHIBIT 12.1


                                 COMPLETEL LCC

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Stated in thousands of U.S. Dollars)




                                                                                    Period from
                                                                                   commencement
                                                                                   of operations
                                                              Year                (January 8, 1998)
                                                        Ended December 31         Through December 31,
                                                              1999                      1998
                                                  -------------------------     ----------------------

Earnings available for fixed charges:                         $    (48,344)                $   (7,561)
 Net loss before income taxes  Add:                                  9,401                         10
 Fixed Charges
                                                  -------------------------     ----------------------
Adjusted Earnings                                                  (38,943)                    (7,551)

Fixed charges:
     Interest on indebtness                                         (8,604)                        --
     Interest capitalized                                           (1,442)
     Amortization of debt issuance costs                              (570)                        --
     Interest portion of rental and
      lease expenses (1)                                              (227)                       (10)
                                                  -------------------------     ----------------------
                                                                   (10,843)                       (10)
                                                  -------------------------     ----------------------
Deficiency of earnings available to
cover fixed charges                                           $    (49,786)                $   (7,561)
                                                  =========================     ======================



(1) The interest component of rental and lease expenses has been estimated by taking the difference between the gross rent and lease expense and new present value of rent and lease expense using the Company's cost of capital of 14%, representing the coupon rate on the Company's outstanding senior discount notes.